Contacts:

Jerome I. Feldman                                         Scott N. Greenberg
Chairman & CEO                                            President
(914) 249-9750                                            (914) 249-9729

              GP STRATEGIES ANNOUNCES PAYMENT OF ARBITRATION AWARD

NEW YORK - January 10, 2005 -- GP Strategies Corporation (NYSE:GPX), a global provider of training, e-Learning solutions, management consulting, engineering, and simulation services, today announced that its wholly owned subsidiary, General Physics Corporation, has received $18.4 million from Electronic Data Systems Corporation in payment of the previously announced arbitration award relating to General Physics' 1998 acquisition of Learning Technologies. Electronic Data Systems has agreed that the arbitration award is final and binding and that it will take no steps of any kind to vacate or otherwise challenge the award.

The Company also has a litigation pending in New York state court against MCI Communications Corporation and Electronic Data Systems alleging fraud in connection with the Learning Technologies acquisition. In the fraud action, GP Strategies seeks actual damages in the amount of $117.9 million plus interest, punitive damages in an amount to be determined at trial, and costs. Such damages are subject to reduction by the amount recovered in the arbitration. GP Strategies will now proceed with the fraud claim against EDS, which had been stayed until the related arbitration was concluded. The fraud action against MCI had been stayed as a result of the bankruptcy of MCI. In February 2004, the bankruptcy court lifted the stay so that the state court could rule on the merits of MCI's summary judgment motion, which is currently before the court.

In connection with the spin-off of National Patent Development Corporation by GP Strategies, which occurred on November 24, 2004, GP Strategies agreed to make an additional capital contribution to National Patent Development in an amount equal to the first $5 million of any proceeds (net of litigation expenses and taxes incurred, if any), and 50% of any proceeds (net of litigation expenses and taxes incurred, if any) in excess of $15 million, received with respect to the foregoing arbitration and litigation claims.

Pursuant to such agreement, GP Strategies has made a $5 million additional capital contribution to National Patent Development out of the proceeds of the arbitration award. After payment of such additional capital contribution and legal fees, the net proceeds retained by General Physics are $8.9 million. A portion of such net proceeds was used to reduce to zero the outstanding balance of General Physics' revolving credit facility, which as of December 31, 2004 was $6.1 million.

GP Strategies, whose principal operating subsidiaries are General Physics Corporation and GSE Systems Inc., is a NYSE listed company (GPX). General Physics and GSE Systems are global providers of training, e-Learning solutions, management consulting, engineering and simulation services, improving the effectiveness of organizations by customizing solutions to meet the specific needs of clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com.

The forward-looking statements contained herein reflect GP Strategies' management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to the risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.

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